EXHIBIT 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT (this “Amendment”) is entered into effective as of April 10, 2026 (the “Amendment Effective Date”), and amends that certain Employment Agreement dated October 30, 2024 and effective as of October 7, 2024, by and between Douglas Elliman Inc., a Delaware corporation (the “Company”) and James B. Kirkland III (the “Executive”) (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.
WHEREAS, the Company and the Executive are parties to the Agreement, which sets forth certain terms and conditions of the Executive’s employment with the Company; and
WHEREAS, the Company and the Executive mutually desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
AMENDMENT
1.Base Salary. The first sentence of Section 3(a) of the Agreement is hereby amended to reflect that, commencing on January 1, 2026, the Executive’s Base Salary shall be increased to $650,000.00 per annum.
2.Annual Incentive. Section 3(b) of the Agreement is hereby amended to reflect that, commencing with the calendar year ending December 31, 2026, the Executive’s target bonus opportunity shall be increased to 65% of Base Salary, based on the Base Salary paid to the Executive during the applicable calendar year (the “Target Bonus Amount”).
3.Retention Payment. Section 3 of the Agreement is hereby amended to include a new Section 3(e), captioned “Retention Payment,” which shall state as follows: “The Executive shall be entitled to receive a one-time payment of $150,000.00, less applicable taxes, which shall vest and be paid to the Executive on December 15, 2026 or, if earlier, on the date of the Executive’s termination of employment by the Company without Cause or by the Executive in

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accordance with the conditions described in Section 6(e)(A–B) of this Agreement, provided that the Executive must remain employed with the Company through the applicable vesting date.” For the avoidance of doubt, this Retention Payment will be in addition to and not in lieu of any other incentive payment or award.
4.Termination by the Company Without Cause. Section 6(a) of the Agreement is hereby amended to reflect that (i) the “Severance Period” as defined therein shall be increased to a period of twelve (12) months commencing on the Termination Date and (ii) the prorated Bonus Amount for the year in which the termination occurred shall not be subject to the performance requirements being achieved for the year in which the termination occurred and shall instead be equal to the Executive’s Target Bonus Amount for the year in which the termination occurred multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which the Executive’s employment terminates until the Termination Date, and the denominator of which is 365 (or 366, in a leap year).
5.Termination Following a Change in Control. Section 6(g) of the Agreement is hereby amended to reflect that (i) the prorated Bonus Amount in the second and third sentences of Section 6(g) shall not be paid in accordance with Section 3(b) and shall not be subject to the performance requirements being achieved for the year in which the termination occurred and shall instead be paid as soon as reasonably practicable following termination (but in no event later than 30 days following such termination) and shall be equal to the Target Bonus Amount, and (ii) the fourth sentence shall be restated as follows: “In addition, subject to the Executive’s timely election of continuation coverage under the Company’s group health plan pursuant to COBRA, and continued copayment of premiums at the same level as if the Executive were an active employee of the Company, the Executive and his eligible dependents shall be entitled to a taxable monthly reimbursement in an amount equal to the amount of health insurance premiums that the Company would have subsidized, if any, had the Executive remained an active employee, for twelve (12) months, provided that the Executive remains eligible for COBRA coverage during such period.”
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8.No Other Amendments. Except as expressly modified hereby, the Agreement remains in full force and effect in accordance with its terms. The Agreement, as amended by this Amendment, may be further amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
Attorneys’ Fees and Costs. The Company will reimburse the Executive for attorneys’ fees and costs incurred in connection with this Amendment and the release referenced

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in Section 5 above, up to a maximum of $20,000.00 in the aggregate, within forty-five (45) days after the Executive executed this Amendment and the release.
9.Governing Law. This Amendment shall be construed under and be governed in all respects by the laws of the state of Florida, as specified in the Agreement, without giving effect to any conflicts of laws principles or choice-of-law rules of such state that would cause the laws of any other jurisdiction to apply.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment effective as of the date hereof.

THE COMPANY:

By:    /s/ Mark Zeitchick     Name: Mark Zeitchick
Title:    Chairman of the Compensation and Human Capital Committee

THE EXECUTIVE:

By:    /s/ James B. Kirkland III     James B. Kirkland III

[Signature Page to First Amendment to Employment Agreement]